Exhibit 10.24

MAXLINEAR, INC.

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of October 31, 2012, by and among MaxLinear, Inc., a Delaware corporation (the “Company”), U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P. (collectively, “USVP”), each as set forth on Exhibit A, attached hereto (the “Selling Stockholders”).

WHEREAS, USVP currently holds 2,396,571 shares of Class B Common Stock of the Company (the “Class B Stock” or the “Common Stock”).

WHEREAS, the Company has elected to exercise certain rights of repurchase relating to the Class B Stock as set forth in Section 4 of the Stock Repurchase Agreement, dated as of August 21, 2012, among the Company, USVP, and affiliated funds of Mission Ventures.

WHEREAS, the Selling Stockholders desire to sell an aggregate of 500,000 shares of Common Stock in the individual amounts set forth opposite each Selling Stockholder’s name as set forth on Exhibit A, and the Company desires to repurchase such Common Stock from each of the Selling Stockholders on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase of Common Stock.

1.1 Sale of Common Stock. Subject to the terms and conditions of this Agreement, the Selling Stockholders hereby agree to sell to the Company, and the Company hereby agrees to purchase from the Selling Stockholders, an aggregate of 500,000 shares of Common Stock in the individual amounts set forth opposite each Selling Stockholder’s name as set forth on Exhibit A.

1.2 Consideration. The purchase price per share for such Class B Stock shall equal the closing price of the Company’s Class A Common Stock in trading on the New York Stock Exchange on the first day following the date of this Agreement on which the New York Stock Exchange is open for trading.

1.3 Closing. The closing shall occur as soon as soon as practicable following the date of this Agreement (the “Closing”).

1.3.1. USVP. On the day of Closing, USVP must cause to be delivered to Computershare (i) stock powers for that number of shares of Class B Stock to be sold under this Agreement with medallion guarantees in a form acceptable to Computershare and (ii) a certificate of incumbency or partnership certification stamp. The Company shall caused to be delivered to Computershare (i) an opinion of counsel informing Computershare to remove the restrictive legends from the Class B Stock, and (ii) an instruction letter from the Company, which letter should direct Computershare to cancel the Class B Stock.

1.3.2 Payment. On the day of Closing, upon confirmation that the Common Stock has been cancelled, the Company shall deliver payment for the Common Stock by wire transfer in accordance with instructions from the Selling Stockholders.

2. Representations and Warranties of the Selling Stockholder. The Selling Stockholders hereby represent and warrant to the Company as follows:

2.1 Title to Common Stock. As of immediately prior to the Closing, the Selling Stockholders hold the Common Stock, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than pursuant to this Agreement.

2.2 Authority; Enforceability. The Selling Stockholders have full power and authority to enter into, and perform their obligations under this Agreement, including their obligations to sell, assign, transfer and deliver the Common Stock under this Agreement, and have taken all action necessary to authorize the transactions effected hereby. This Agreement has been duly and validly executed and delivered by, and is the valid, legal and binding obligation of, the Selling Stockholders, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate any rule, regulation, judgment, decree or order by which the Selling Stockholders may be bound and (ii) will not require on the part of the Selling Stockholders any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, except for the filing of such notices as may be required under the Securities Act of 1933, as amended, and such filings as may be required under applicable state securities laws.

2.3 No Conflicts. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation by the Selling Stockholders of any of the terms or provisions of, or constitute a material default by the Selling Stockholders under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, permit, authorization, license or other agreement or instrument to which the Selling Stockholders are a party or by which the Selling Stockholders or any of their properties may be bound, or any judgment, decree, order, rule or regulation of any court of governmental agency or body applicable to the Selling Stockholders or any of their properties.

2.4 No Legal, Tax, or Investment Advice. The Selling Stockholders have had an opportunity to review the federal, state, local, and foreign tax consequences of its sale of the Common Stock to the Company. The Selling Stockholders understand that nothing in this Agreement or any other materials presented to the Selling Stockholders in connection with the sale and purchase of the Common Stock constitutes legal, tax, or investment advice. The Selling Stockholders have consulted such legal, tax, and investment advisors as the Selling Stockholders, in their sole discretion, have deemed necessary or appropriate in connection with the sale of the Common Stock hereunder. The Selling Stockholders acknowledge that they shall be responsible for their own tax liability that may arise as a result of its sale of the Common Stock to the Company or the transactions contemplated by this Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Selling Stockholders as follows:

3.1 Authority; Enforceability. The Company has full power and authority to enter into, and perform its obligations under this Agreement, including its obligation to purchase the Common Stock under this Agreement, and has taken all action necessary to authorize the transactions effected hereby. This Agreement has been duly and validly executed and delivered by, and is the valid, legal and binding obligation of, the Company, enforceable in accordance with its terms except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate any rule, regulation, judgment, decree or order by which the Company may be bound and (ii) will not require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, except for the filing of such notices as may be required under the Securities Act of 1933, as amended, and such filings as may be required under applicable state securities laws.

3.2 No Conflicts. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation by the Company of any of the terms or provisions of, or constitute a material default by the Company under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, permit, authorization, license or other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound, or any judgment, decree, order, rule or regulation of any court of governmental agency or body applicable to the Company or any of its properties.

4. Other Agreements. Intentionally left blank.

5. Closing Conditions.

5.1 Conditions to Company’s Obligations. Company’s obligation to purchase the Common Stock at the Closing is subject to the fulfillment to Company’s satisfaction on or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Company:

5.1.1 The representations and warranties made by the Selling Stockholders in Section 2 hereof shall be true and correct when made and as of the Closing.

5.1.2 All covenants, agreements and conditions contained in this Agreement to be performed by the Selling Stockholders on or prior to the Closing shall have been performed or complied with.

5.1.3 No action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the proposed transactions by any legislature, administrative agency, court or other governmental authority which would make consummation of the proposed transactions pursuant to this Agreement illegal or render Company or the Selling Stockholders unable to consummate the proposed transactions.

5.2 Conditions to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to sell and convey the Common Stock at the Closing is subject to the fulfillment to the satisfaction of the Selling Stockholders, on or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Selling Stockholders:

5.2.1 The representations made by Company in Section 3 hereof shall be true and correct when made and as of the Closing.

5.2.2 All covenants, agreements and conditions contained in this Agreement to be performed by Company on or prior to the Closing shall have been performed or complied with.

5.2.3 No action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the proposed transactions by any legislature, administrative agency, court or other governmental authority which would make consummation of the proposed transactions pursuant to this Agreement illegal or render Company or Seller unable to consummate the proposed transactions.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

6.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Selling Stockholders.

6.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be given in writing and shall be personally delivered; sent by facsimile transmission or electronic transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)	If to the Company, to:

MaxLinear, Inc.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

Attention: Chief Financial Officer

Facsimile: (760) 444-8598

Email: aspice@maxlinear.com

(with a copy to)

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, CA 92130

Attention: Robert Kornegay

Facsimile: (858) 350-2399

Email: rkornegay@wsgr.com

(ii)	If to the Selling Stockholders, at such address as set forth on the signature pages hereto.

or to such other person or address as any party shall have specified by notice in writing to the other parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission or electronic transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a business day before 5:00 p.m. at the place of receipt, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

6.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto under this Agreement upon the breach or default of any other party hereto under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party hereto under this Agreement of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to a party hereto, shall be cumulative and not alternative.

6.6 Expenses. The Company and the Selling Stockholders shall each pay their own expenses, including any legal expenses, in connection with the transactions contemplated by this Agreement.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(Signature pages follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

MAXLINEAR, INC.
a Delaware corporation

By:	/s/ Adam Spice
Name:	Adam Spice
Title:	Vice President and Chief Financial Officer

[Signature Page to Stock Repurchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLING STOCKHOLDERS:

U.S. VENTURE PARTNERS VIII, L.P.
USVP VIII AFFILIATES FUND, L.P.
USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

By:	Presidio Management Group VIII, L.L.C
The General Partner of Each

By:	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Address: 2735 Sand Hill Road
Menlo Park, CA 94025
Phone: 650-854-9080
Fax: 650-854-3018
Email: deals@usvp.com

[Signature Page to Stock Repurchase Agreement]

EXHIBIT A

Selling Stockholders

Entity	Type of Stock	Number of Shares
U.S. Venture Partners VIII, L.P.	Class B Common Stock	488,481
USVP VIII Affiliates Fund, L.P.	Class B Common Stock	4,715
USVP Entrepreneur Partners VIII-A, L.P.	Class B Common Stock	4,515
USVP Entrepreneur Partners VIII-B, L.P.	Class B Common Stock	2,289
	Total	500,000